Exhibit 10.2

To:	Mr. Josef Zelinger

CC:	Dr. Julian Kenyon

From:	Mr. James Nathanielsz

Subject:	Loan to Propanc Biopharma Inc. – Aggro Investments Pty Ltd

Dear Josef Zelinger,

The Board of Directors at Propanc Biopharma Inc. (“Propanc”) confirm acceptance and receipt of funds for the sum of thirteen thousand, one hundred and eighty-eight Australian dollars (AU$13,188.00) from Aggro Investments Pty Ltd (the “lender”) of 59 Seymour Road, Elsternwick, Vic 3185 (“address”).

The loan to Propanc is subject to the following terms & conditions:

●	Amount: AU$13,188.00
●	Repayment Date: 30th June, 2025 (the borrower)
●	Commencement date: 13th June, 2025
●	Interest rate: 12% pa payable monthly in arrears (default rate is 18% pa)

Sincerely,

James Nathanielsz
Chief Executive Officer

Approved by,

Dr Julian Kenyon
Director

Approved by,

Mr Josef Zelinger
Aggro Investments Pty Ltd

p: +61 (0)3 9882 0780 a: 302/6 Butler Street, Camberwell, VIC 3124, AUSTRALIA w: www.propanc.com